Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-174804 and No. 333-176677) pertaining to the 2011 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan of Fusion-io Inc., and the IO Turbine, Inc. 2009 Equity Incentive Plan of our report dated October 21, 2011 with respect to the financial statements of IO Turbine, Inc. as of June 30, 2010 and 2011 and for the period from December 15, 2009 (inception) through June 30, 2010, the year ended June 30, 2011 and for the period from December 15, 2009 (inception) through June 30, 2011, included in this Current Report on Form 8-K/A of Fusion-io, Inc.

/s/ Ernst & Young LLP

Salt Lake City, Utah

October 21, 2011